SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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PAXAR CORPORATION

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Dear Fellow Shareholders:

We invite each of you to attend Paxar Corporation’s Annual Meeting of Shareholders on Wednesday, April 30, 2003, at 9:30 a.m. at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York. We are also providing you copies of your Company’s 2002 Annual Report and the Proxy Statement attached to this letter.

We are pleased that James R. Painter, who was elected to our Board this January, is a nominee for the first time. Mr. Painter is Chairman of the Board of The 8th Summit LLC, a retail investment group. He brings to Paxar a keen understanding of the elements of success within the retail industry as well as extensive experience managing a wide range of corporate financial activities.

At this year’s Annual Meeting, you will be asked to re-elect five Directors to two-year terms and to elect Mr. Painter to a two-year term. As a Shareholder of record, you can vote your shares at the 2003 Annual Meeting in one of three ways. You may mark your vote on the enclosed proxy card, sign and date it, and mail it in the enclosed envelope; or, pursuant to the instructions included with your proxy card, you may vote electronically over the Internet or by phone.

Also on the Agenda at this year’s Annual Meeting, we are asking Shareholders to authorize an additional number of shares to be issued under the Paxar 2000 Long-Term Performance and Incentive Plan (“the 2000 Plan”), which was adopted by Shareholders at the 2000 Annual Meeting. At the time of its adoption, Shareholders were not asked to authorize any additional shares for the 2000 Plan. Instead, shares previously authorized to be issued under prior plans were used from 2000 to date. The additional shares will enable us to continue the program of providing participants with an increased proprietary interest in our Company and align their financial interests with those of our other Shareholders.

Your vote on these matters is very important to us. We appreciate your continued support.

If you will need special assistance to attend the meeting, please contact Paxar’s Secretary at the address above.

Very truly yours,

Arthur Hershaft Chairman of the Board	Paul J. Griswold President and Chief Executive Officer
March 31, 2003
YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
OR CAST YOUR VOTE OVER THE INTERNET OR BY PHONE
PER THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.

Paxar Corporation

NOTICE OF ANNUAL MEETING

April 30, 2003, 9:30 a.m.

Hotel Intercontinental New York
111 East 48th Street
New York, New York 10017

To the Shareholders of Paxar Corporation:

We will hold the Annual Meeting of Shareholders of Paxar Corporation, a New York corporation, at the time and place indicated above. The items of business to be placed before the Meeting are:

1.	To elect six Directors to serve for two-year terms;

2.	To increase the shares authorized for issuance under the Paxar 2000 Long-Term Performance and Incentive Plan (“the 2000 Plan”) by an additional 3,000,000 shares; and

3.	To transact any other business as may properly come before the Meeting.

These items are more fully described in the following pages. You must be a Shareholder of record at the close of business on March 20, 2003 to be entitled to notice of the 2003 Annual Meeting and to vote at the 2003 Annual Meeting.

By Order of the Board of Directors,

Robert S. Stone, Vice President and Secretary

White Plains, New York

March 31, 2003

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2003 Annual Meeting, please promptly complete, sign and date your enclosed proxy card, which is solicited by the Board of Directors, and return it to us in the enclosed envelope, or vote electronically or by phone in accordance with the instructions included with your proxy card. You may revoke your proxy at any time before it is voted. If you execute a proxy or vote via the Internet or by phone, you may still attend the 2003 Annual Meeting and vote in person if you prefer.

TABLE OF CONTENTS

Information About the Annual Meeting	1
Information About Attending the Annual Meeting	1
Information About this Proxy Statement	1
Information About Voting	1
Information About Votes Necessary for Action to Be Taken	2
Actions to be Taken at the Annual Meeting	3
PROPOSAL 1: ELECTION OF SIX DIRECTORS FOR TWO YEAR TERMS	3
Biographical Information About Nominees	3
Biographical Information about Directors	5
MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES	6
Compensation of Directors	9
Meetings of Non-Management Directors and Lead Director	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10
EXECUTIVE COMPENSATION	13
Option Grants in Last Fiscal Year	14
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values	15
Employment Contracts and Termination and Change of Control Arrangements	15
Compensation Committee Interlocks and Insider Participation	18
Report of the Executive Development and Compensation Committee of the Board of Directors on Executive Compensation	18
PERFORMANCE GRAPH	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
PROPOSAL 2: TO INCREASE THE SHARES AUTHORIZED FOR ISSUANCE UNDER THE PAXAR 2000 LONG-TERM PERFORMANCE AND INCENTIVE PLAN	23
INDEPENDENT ACCOUNTANTS	25
Section 16(a) Beneficial Ownership Reporting Compliance	25
Deadline for Receipt of Shareholder Proposals	25
Paxar’s Annual Report on Form 10-K	26
Exhibit A — Corporate Governance Guidelines	27
Exhibit B — Audit Committee Charter	30
Exhibit C — Executive Development and Compensation Committee Charter	32
Exhibit D — Nominating and Corporate Governance Committee Charter	34

i

Paxar Corporation

105 Corporate Park Drive
White Plains, New York 10604
(914) 697-6800

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our 2003 Annual Meeting of Shareholders will be held on Wednesday, April 30, 2003, at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York 10017, at 9:30 a.m. All Shareholders of record at the close of business on March 20, 2003 may attend and vote at the Annual Meeting.

Information About this Proxy Statement

We sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission, which information is designed to assist you in voting your shares. We began mailing these proxy materials on March 31, 2003 to all Shareholders of record at the close of business on March 20, 2003. We will bear the entire expense of soliciting these proxies by use of the mails. In addition to our solicitation by mail, certain of our officers and other employees may solicit proxies, without additional remuneration for such services, in person, or by phone, fax or e-mail.

Information About Voting

You can vote on matters coming before the Annual Meeting in person, by proxy using the enclosed proxy card, via the Internet, or by telephone. You may vote for all, some or none of the nominees for Director, and for or against the increased authorization of shares under the Paxar 2000 Long-Term Performance and Incentive Plan. Please see the instructions included with your proxy card if you are interested in voting by one of these methods.

If you vote by proxy, you can vote by signing, dating and returning the proxy card. You can also vote by phone or via the Internet. If you do so, the individuals named on the card will be your proxies, and they will vote your shares in the manner you indicate.

If you do not indicate how to vote your shares, your proxies will vote your shares FOR the election of all management nominees for Director and FOR the approval of the increase of shares authorized for issuance under the 2000 Plan.

The Board of Directors anticipates that all of the nominees will be available to serve and, except for the increase in the shares authorized for issuance under the 2000 Plan, does not know of any other matters that may be brought before the Annual Meeting. If any other matter should come before the Annual Meeting or any of the nominees for Director is unable to or declines to serve, your proxies will have discretionary authority to vote in accordance with their best judgment unless the proxy card is marked to the contrary.

If you want to vote in person, you may attend the Annual Meeting and cast your vote there. You may do this even if you have signed and returned the enclosed proxy card or voted by phone or via the Internet. In that case any earlier proxy you may have submitted will be considered revoked. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation to our Secretary, Robert S. Stone. If, prior to the Annual Meeting, you wish to change a vote submitted by telephone or on the Internet, you may call the toll-free number or go to the Internet site, as applicable, and follow the instructions for changing your vote. If you want to vote at the 2003 Annual Meeting, but your shares are held in the name of a broker or other nominee, you should obtain a proxy from your nominee naming you as its proxy to vote the shares.

Information About Votes Necessary for Action to be Taken

As of March 20, 2003, there were 38,802,989 shares of our common stock issued and outstanding. The common stock is the only outstanding class of securities entitled to vote. Each share has one vote. Only Shareholders of record as of the close of business on March 20, 2003 will be entitled to vote at the Annual Meeting. A list of Shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any Shareholder. The presence at the Annual Meeting of holders of at least a majority of the shares outstanding on March 20, 2003, either in person or by proxy, is necessary to constitute a quorum, which is required in order to conduct business at the Annual Meeting.

The following votes are required at the Annual Meeting:

•	A plurality of all the votes cast for Directors will elect six Directors for two-year terms at the Annual Meeting. This means that the six nominees for Director with the most votes will be elected.

•	The affirmative vote by the holders of a majority of the votes cast in favor or against is required for the approval of the increase in shares authorized for issuance under the 2000 Plan and for the approval of such other business as may properly come before the meeting.

You may withhold authority to vote for any or all of the nominees for Director. You may abstain from voting on the proposal to increase the shares authorized for the 2000 Plan and abstain from voting on any other matter that may come before the Annual Meeting. Except with respect to the election of Directors, proxies marked “abstain” and proxies marked to deny discretionary authority on all other matters will only be counted for the purpose of determining the presence of a quorum, and will have no effect on the outcome. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF SIX DIRECTORS FOR TWO-YEAR TERMS.

The number of Directors on our Board has been set at 11. There are two classes of Directors, each of which is elected in alternate years for a two-year term and until their successors are duly elected and qualified. At this year’s Annual Meeting, five persons, all incumbents who have served a two-year term, have been nominated for re-election to the Board. In addition, James R. Painter, who was elected to our Board in January of this year, has been nominated for election to the Board for a two-year term.

Proxies not marked to the contrary will be voted “FOR” the election of the following six persons:

Name	Age	Position with the Company	Director Since

Jack Becker	67	Director	1968
Leo Benatar	73	Director	1996
Paul J. Griswold	51	President, Chief Executive Officer and Director	2000
Victor Hershaft	60	Director	1989
David E. McKinney	68	Director	1992
James R. Painter	59	Director	2003

Biographical Information about Nominees with Terms to Expire in 2005

Jack Becker is a practicing attorney in New York State and has been a principal of the law firm of Snow Becker Krauss P.C., our outside counsel since 1977. We have retained that firm as our principal outside counsel for more than the past three years, and we expect to retain it in that capacity for the current fiscal year. Mr. Becker is a director of AFP Imaging Corporation.

Leo Benatar is an Associated Consultant with A.T. Kearney, Inc. Mr. Benatar was Chairman of the Board and Chief Executive Officer of Engraph, Inc. from 1981 to 1996. From 1992 to 1996, he was also a director and senior vice President of Sonoco Products, which acquired Engraph in 1992. Mr. Benatar is a member of the Board of Directors of Mohawk Industries, Inc., Interstate Bakeries Corporation, and Aaron Rents, Inc. He was chairman of the Federal Reserve Bank of Atlanta from 1993 until January 1996.

Paul J. Griswold was elected our President and Chief Executive Officer in August 2001. He had previously served as our President and Chief Operating Officer since February 2000. Prior to that time, Mr. Griswold was Senior Vice President, Protective Packaging and International Operations, at Pactiv Corporation, formerly Tenneco Packaging. Prior to joining Tenneco in 1994, he was Vice President of Packaging Development and Procurement for Pepsi International.

Victor Hershaft served as our Vice Chairman from December 1998 and President of Apparel Identification from January 1998 until his retirement on December 31, 2001. He is now a consultant to the Company. Prior to 1998, he served in various executive capacities with us since 1989. Victor Hershaft and Arthur Hershaft are first cousins.

David E. McKinney has been the President of the Metropolitan Museum of Art since February 1999. He is also the Executive Secretary of the Thomas J. Watson Foundation and Director of the Thomas J. Watson Fellowship Program. Mr. McKinney was previously employed by International Business Machines Corporation in various capacities from 1956 until 1992, including Senior Vice President and a Member of the Corporate Management Board. Mr. McKinney is a member of the Board of Directors of Organization Resource Counselors, International Executive Service Corps, and the New York Philharmonic. Mr. McKinney is also a fellow of Brown University.

James R. Painter has been Chairman and co-founder of The 8th Summit LLC, a retail investment group, since January 2000. Prior to that position, from December 1996 to August 1999, he served as Chairman and CEO of Modern Woman, Inc., a woman’s apparel retail company. His previous experience includes positions as Executive Vice President and Member of the Board of Directors of American Retail Group, Inc. and Senior Vice President, Finance of TW Services. Mr. Painter has also served as Chairman of the Board of Phelps Memorial Hospital Center, Sleepy Hollow, New York, and as a member of the National Policy Association, Washington, D.C.

The terms of the following five Directors do not expire until 2004, and accordingly, no vote is being taken on their re-election at this Annual Meeting. All of the following Directors are incumbents who were elected by the Shareholders at the 2002 Annual Shareholders Meeting.

Name	Age	Position with the Company	Director Since

Arthur Hershaft	65	Chairman and Director	1961
Joyce F. Brown	56	Director	2001
David L. Kolb	64	Director	2001
Thomas R. Loemker	72	Director	1987
James C. McGroddy	66	Director	1998

Biographical Information about Directors Continuing in Office Whose Terms Expire in 2004

Arthur Hershaft has served as our Chairman of the Board since 1986. He also served as our Chief Executive Officer from 1980 through August 2001. Mr. Hershaft is a Member of the Board of Overseers of the Albert Einstein College of Medicine of Yeshiva University and is a member of its Budget and Finance Committee. He also serves on the Board of Directors of Silver Hill Hospital.

Joyce F. Brown, Ph.D., has been the President of the Fashion Institute of Technology (FIT), a specialized college of art and design, business and technology of the State University of New York, since 1998. Prior to her appointment at FIT, Dr. Brown served the City University of New York from 1968 in a variety of positions, most recently as Professor of Clinical Psychology at CUNY’s Graduate School and University Center, where she is now Professor Emerita. Among her roles at CUNY, Dr. Brown served as acting President of Bernard Baruch College and Vice Chancellor for Urban Affairs and Development. She was Deputy Mayor of the City of New York during the administration of Mayor David Dinkins. Dr. Brown serves on numerous public, education and corporate boards, including Polo Ralph Lauren Corp., Neuberger Berman, United States Enrichment Corp., New York City Outward Bound, and the Women’s Committee of the Central Park Conservancy.

David L. Kolb is the Chairman of the Board of Directors of Mohawk Industries, Inc. He joined Mohawk in 1980 and was Chief Executive Officer from 1988 until January 1, 2001. Mohawk is a major producer of ceramic tile, carpeting and rugs. Previously, Mr. Kolb spent 19 years with Allied Signal Corporation, last serving as Vice President and General Manager of the Home Furnishings Business area. Mr. Kolb serves on the Board of Directors of Chromcraft Revington Corporation and the Board of Trustees for Oglethorpe University. In 1999, he was appointed by the Governor to the Board of Georgia Industry, Trade and Tourism.

Thomas R. Loemker was Vice Chairman of our Board of Directors from September 1992 until September 1994. Mr. Loemker was also Chairman of the Board of Directors of Monarch Marking Systems, Inc. from 1995 to 1997, when he retired.

James C. McGroddy, Ph.D., has been a self-employed consultant since 1997. Dr. McGroddy was employed by International Business Machines Corporation in various capacities from 1965 through December 1996. From January 1996 through December 1996, Dr. McGroddy served as Senior Vice President and Special Advisor to the Chairman of IBM. From May 1989 to December 1995, Dr. McGroddy was Senior Vice President of Research of IBM with responsibility for approximately 2,500 technical professionals in IBM’s seven research laboratories around the world. Dr. McGroddy is the Chairman of the Board of MIQS, a Colorado-based healthcare information technology company. He serves as Vice Chairman of the Board of Phelps Memorial Hospital Center, Sleepy Hollow, New York, and is on the Board of the Stellaris Healthcare Network in Westchester County, New York. He is also a Trustee of St. Joseph’s University in Philadelphia, Pennsylvania, and of the Guglielmo Marconi Foundation.

MEETINGS OF THE BOARD OF DIRECTORS AND

INFORMATION REGARDING COMMITTEES

The Board of Directors held four meetings in 2002. Each Director attended at least 75% of the total number of Board meetings and of the meetings of committees on which such Director served.

The Board of Directors has three standing committees: the Audit Committee, the Executive Development and Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee is composed of Thomas R. Loemker (Chairman), David L. Kolb and James C. McGroddy. The duties of the Audit Committee include recommending the engagement of independent auditors and reviewing and considering actions of management in matters relating to audit functions. The Committee reviews our Code of Business Ethics compliance program, as well as our environmental, health and safety program. The Committee also reviews, prior to publication, the quarterly earnings releases and our reports to the SEC on Form 10-K and Form 10-Q. The Audit Committee held 10 meetings in 2002.

Report of the Audit Committee

In February 2002, we recommended, and the Board of Directors approved, the termination of Paxar’s relationship of more than 20 years with Arthur Andersen LLP (“AA”). We were also authorized to select a new independent auditor. We received proposals from all four major accounting firms. All four were thoroughly evaluated and after a series of interviews, we selected

PricewaterhouseCoopers LLP (“PwC”) in April 2002.

In addition to the selection process for the new auditor, the role and activities of the Audit Committee expanded significantly during 2002. We met regularly during the year with PwC, both with and without management present, to review the scope and results of the audit engagement, the system of internal controls and procedures, and the effectiveness of procedures intended to prevent violations of laws and regulations. In compliance with SEC rules regarding auditor independence, and in accordance with the Audit Committee Charter, as first adopted on July 31, 1998 and most recently revised and restated on October 22, 2002, we reviewed all services performed by PwC for the Company in 2002, within and outside the scope of the quarterly and annual auditing function.

We also reviewed and evaluated the expanded responsibilities for audit committees created by the proposed New York Stock Exchange Corporate Accountability and Listing Standards and the Sarbanes-Oxley Act of 2002. The Committee concluded that it had already implemented those requirements as a result of actions that it has taken over the past few years. Such actions include, but are not limited to:

Regularly scheduled discussions of the quarterly unaudited and annual audited financial statements with management and the independent auditor;

Review of the Company’s disclosures in the Management Discussion and Analysis sections of such statements;

Review of quarterly earnings press releases;

Review of financial disclosure controls and procedures;

Review of all proposals and prior approval of all fees for performing any work, other than Audit matters, by our independent accountants;

Direct reporting responsibility for both the independent and the internal audit functions; and

Monitoring the certification programs for the Company’s Code of Business Ethics for Financial Executives, adopted in 2002, and the Code of Business Ethics for all employees, adopted in 1998.

Two members of the Committee qualify as Financial Experts under the SEC Rules adopted as of January 15, 2003.

For the years 2002 and 2001, the Company paid its auditors:

	2002 — PwC	2001 — AA

AUDIT FEES	$1,211,900	$856,000-AA
AUDIT-RELATED FEES	$51,000	$153,000
TAX FEES	$450,000	$300,000
ALL OTHER FEES	None	None

At our October 22, 2002 meeting, we reviewed the audit, tax and audit-related services the Company had received from PwC to date and the amount of such services projected for the remainder of the year 2002 and as projected for 2003. The Committee determined that the providing of such services by PwC was compatible with the preservation of their independent status as our auditors.

We have reviewed and discussed the audited financial statements for 2002 with management and discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by SAS Nos. 89 and 90. Also, at the October 22, 2002 meeting, we received from PwC the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. Their letter, dated October 22, 2002 and presented at our meeting on that date, states that they acted as independent accountants with respect to the Company. We discussed their independence with them. Based on further review at a Committee meeting on March 3, 2003, and the discussions referred to above, we recommended that the audited financial statements be included in Paxar’s Annual Report on Form 10-K for 2002 for filing with the SEC.

At its January 30, 2003 meeting, the Board of Directors concluded that our Charter, as Revised and Restated October 22, 2002, attached hereto as Exhibit B, meets applicable standards and that the Audit Committee members continue to be independent, as that term is defined under the New York Stock Exchange Listing Standards, and have the expertise to serve on the Committee pursuant to all relevant criteria.

Signed:	Thomas R. Loemker, Chairman
David L. Kolb
James C. McGroddy

The Executive Development and Compensation Committee is composed of Leo Benatar (Chairman), David L. Kolb and David E. McKinney. At the February 1, 2002 meeting of the Board of Directors, the Committee recommended, and the Board approved, the expansion of the Committee’s mission to include executive development and succession planning as part of its Charter. The Committee retained a recognized consultant for executive development to assist it in formulating its expanded role. The Committee has now assumed responsibility for evaluating the performance of the Chief Executive Officer and, as part of the succession planning process, reviewing the CEO’s evaluation of the executives who report directly to the CEO. The Committee’s duties also include approving the compensation arrangements for the five highest-salaried executives, approving the Annual Incentive Plan, authorizing the issuance of stock options, performance share units and other stock-based awards under the 2000 Plan, and monitoring the compensation and incentive programs for all of our executives. The Committee’s Charter was adopted on October 24, 2002, and is attached hereto as Exhibit C. The Committee held four meetings in 2002.

The Nominating and Governance Committee is composed of Jack Becker (Chairman), Leo Benatar, Joyce F. Brown and James C. McGroddy. The duties of this Committee expanded substantially this year with the Corporate Accountability and Listing Standards proposed by the New York Stock Exchange and the enactment of the Sarbanes-Oxley Act of 2002. These two major milestones in the area of corporate governance led the Committee to re-examine its mission, the missions of the other standing committees of the Board, and the Company’s and the Board’s compliance with the SEC regulations issued to implement the new requirements. As a result, the Committee drafted the Corporate Governance Guidelines (attached hereto as Exhibit A), adopted by the Board of Directors at its January 30, 2003 meeting, to indicate the Company’s commitment to good corporate governance practices. The Committee also revised the Charter it had adopted on January 31, 2002 to reflect the increased responsibilities it has under the new rules and regulations as well as restating its specific duties and responsibilities (attached hereto as Exhibit D). The Committee’s duties and responsibilities include recommending nominees to the Board of Directors, reviewing issues of public and social interest affecting the Company, advising the Board and management on corporate governance matters, reviewing Director compensation, and evaluating and improving the effectiveness of the Board. Shareholders desiring to recommend director candidates for consideration by the Committee may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications. The Nominating and Governance Committee held three meetings in 2002.

Compensation of Directors

At its July 24, 2002 meeting, the Board approved a 10% increase in the annual retainer fee for Directors, effective September 1, 2002, to $22,000. Meeting fees and the additional fee paid to Committee Chairmen were increased from $250 to $500 and the number of stock options issued to Directors each year was increased from 6,000 to 7,500. Accordingly, as of September 1, 2002, Directors are paid the $22,000 annual retainer plus $1,500 for attendance at each meeting of the Board of Directors, $1,000 for each Committee meeting on days when there is no Board Meeting, and $750 for participating in a Board or Committee meeting by telephone. Committee Chairmen receive an additional annual fee of $2,500. The Company grants 7,500 stock options to each Director every year after their election at the Annual Shareholders Meeting. Arthur Hershaft, Paul Griswold, Jack Becker and Victor Hershaft receive no fee for their services as Directors. The company reimburses Directors for travel expenses incurred attending Board and Committee meetings pursuant to the Company’s practices for reimbursing comparable employee expenses.

Under our Deferred Compensation Plan for Directors, which was approved at our 1998 Annual Meeting, Directors who are not employees can defer receipt of their fees and have them credited to an account that is based on Units determined by reference to our common stock. If a Director elects to defer his fees, we will credit the Director’s account with Units equal to that number of shares that the fees would have bought based on the closing price of our common stock on the previous day. The number of Units will increase with stock splits or stock dividends and upon payment of cash dividends; the number of Units will decrease with reverse stock splits and similar reorganizations. When a Director elects to receive payment for deferred fees, the Director will receive an amount equal to the number of Units multiplied by the closing price of our common stock on the day before the election.

Meetings of Non-Management Directors and Lead Director

The non-management Directors meet in executive sessions after each Board meeting and at such other times as they may determine. Thomas R. Loemker has been chosen by the non-management Directors to act as the Lead Director and preside at their meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table indicates how many shares of common stock were beneficially owned, as of March 20, 2003, by (1) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (2) each Director, (3) our Chief Executive Officer and each of our other four most highly compensated officers and (4) all Directors and executive officers as a group. In general, “beneficial ownership” includes those shares a Director or executive officer has sole or shared power to vote or transfer (whether or not owned directly), and rights to acquire common stock through the exercise of stock options that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 38,802,989 shares outstanding on March 20, 2003. In calculating the Percentage of Outstanding Shares Owned in the column below, we added shares that may be acquired within 60 days to both the other shares that the person owns and to the number of shares outstanding. The address of each of the Directors and executive officers listed below is c/o Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604.

			Percentage of
	Amount and Nature		Outstanding
Name and Address	of Beneficial Ownership		Shares Owned

Arthur Hershaft	3,583,507	(1)	9.2%
Paul J. Griswold	699,350	(2)	1.8%
Jack Becker	178,218	(3)	*
Leo Benatar	60,944	(4)	*
Joyce F. Brown	12,000	(5)	*
Victor Hershaft	398,225	(6)	1.0%
David L. Kolb	17,000	(7)	*
Thomas R. Loemker	205,243	(8)	*
James C. McGroddy	34,000	(9)	*
David E. McKinney	85,775	(10)	*
James R. Painter	2,000	(11)	*
Paul Chu	87,352	(12)	*
Jack R. Plaxe	203,681	(13)	*
James Wrigley	33,806	(14)	*
T. Rowe Price Associates, Inc.	3,247,800	(15)	8.2	%(15)
100 E. Pratt Street Baltimore, MD 21202
Merrill Lynch & Co., Inc.	2,419,799	(16)	6.16	%(16)
(On behalf of Merrill Lynch Investment Managers) World Financial Center, North Tower 250 Vesey Street New York, NY 10381
All directors and executive officers as a group	5,690,073	(17)	14.2%
(17 persons)

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 239,439 shares issuable upon the exercise of presently exercisable stock options. Does not include 190,550 shares issuable upon the exercise of stock options that are not presently exercisable. Also includes 158,553 shares held by a charitable foundation of which Mr. Hershaft is a trustee, of which shares Mr. Hershaft disclaims beneficial ownership, and over which shares Mr. Hershaft exercises shared voting and dispositive power.

(2)	Includes 340,600 shares issuable upon the exercise of presently exercisable stock options. Does not include 351,800 shares issuable upon the exercise of stock options that are not presently exercisable.

(3)	Includes 66,623 shares issuable upon the exercise of presently exercisable stock options. Also includes 75,072 shares owned of record by Mr. Becker’s wife and 6,250 shares held by a charitable foundation of which Mr. Becker is the president, all of which shares Mr. Becker disclaims beneficial ownership.

(4)	Includes 50,021 shares issuable upon the exercise of presently exercisable stock options. Also includes 2,140 shares owned of record by Mr. Benatar’s wife, of which shares Mr. Benatar disclaims beneficial ownership.

(5)	Includes 12,000 shares issuable upon the exercise of presently exercisable stock options.

(6)	Includes 168,946 shares issuable upon the exercise of presently exercisable stock options. Also includes 146,740 shares owned of record by Mr. Hershaft’s wife, of which shares Mr. Hershaft disclaims beneficial ownership.

(7)	Includes 12,000 shares issuable upon the exercise of presently exercisable stock options.

(8)	Includes 48,312 shares issuable upon the exercise of presently exercisable stock options. Also includes 156,931 shares owned of record by Mr. Loemker’s wife, of which shares Mr. Loemker disclaims beneficial ownership.

(9)	Includes 30,000 shares issuable upon the exercise of presently exercisable stock options.

(10)	Includes 66,623 shares issuable upon the exercise of presently exercisable stock options. Also includes 1,406 shares owned of record by Mr. McKinney’s wife, of which shares Mr. McKinney disclaims beneficial ownership.

(11)	Includes 2,000 shares issuable upon the exercise of presently exercisable stock options.

(12)	Includes 45,275 shares issuable upon the exercise of presently exercisable stock options. Does not include 52,825 shares issuable upon the exercise of stock options that are not presently exercisable.

(13)	Includes 153,831 shares issuable upon the exercise of presently exercisable stock options. Does not include 66,400 shares issuable upon the exercise of stock options that are not presently exercisable.

(14)	Includes 33,750 shares issuable upon the exercise of presently exercisable stock options. Also includes 56 shares owned of record by Mr. Wrigley’s child, of which shares Mr. Wrigley disclaims beneficial ownership. Does not include 58,750 shares issuable upon the exercise of stock options that are not presently exercisable.

(15)	Represents shares of common stock beneficially owned as of December 31, 2002, as indicated on the report on Form 13G filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-

Cap Stock Fund, Inc., and includes 2,205,000 shares of our common stock held by T. Rowe Price Small-Cap Stock Fund. T. Rowe Price Associates exercises sole dispositive power with respect to all of these shares and sole voting power with respect to 667,300 of these shares; T. Rowe Price Small-Cap Stock Fund exercises sole voting power with respect to 2,205,000 of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on November 6, 2002, and assumes no acquisition or disposition by T. Rowe Price Associates or T. Rowe Price Small-Cap Stock Fund since December 31, 2002.

(16)	Represents shares of common stock beneficially owned as of December 31, 2002, as indicated on the report on Form 13G filed by Merrill Lynch & Co., Inc., as parent holding company for Merrill Lynch Investment Managers, an operating division of Merrill Lynch & Co., consisting of its indirectly-owned asset management subsidiaries that hold shares of our common stock. Merrill Lynch & Co. exercises shared voting and dispositive power with respect to all of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on November 6, 2002, and assumes no acquisition or disposition by Merrill Lynch Investment Managers since December 31, 2002.

(17)	Includes 1,328,195 shares issuable upon the exercise of presently exercisable stock options.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the aggregate compensation that we paid to our Chief Executive Officer and our four other most highly compensated executive officers in 2002 (“the Named Executive Officers”) for services rendered during the last three fiscal years:

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying	LTIP Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)(1)	($)(2)

Arthur Hershaft	2002	$535,000	$270,000	87,400	$1,069,375
Chairman	2001	$517,500	$225,000	60,000	—
	2000	$500,000	$384,375	60,000	—
Paul J. Griswold	2002	$540,000	$270,000	87,400	$855,500
Chief Executive Officer	2001	$478,923	$225,000	175,000	—
	2000	$375,000	$249,844	350,000	—
Jack R. Plaxe	2002	$283,000	$82,800	35,200	$320,813
Senior Vice President	2001	$273,000	$55,000	20,000	—
and Chief Financial Officer	2000	$260,000	$133,250	20,000	—
James Wrigley	2002	$298,000	$77,400	25,000	$320,813
President, Europe, Middle	2001	$258,102	$50,000	20,000	—
East, Africa	2000	$225,000	$120,785	20,000	—
Paul Chu	2002	$260,000	$166,400	22,100	$213,875
President, Asia Pacific	2001	$243,584	$80,000	15,000	—
	2000	$221,400	$136,096	15,000	—

(1)	Represents stock options granted under our 1997 Incentive Stock Option Plan or our 2000 Long-Term Performance and Incentive Plan, and includes 300,000 options granted to Mr. Griswold upon commencing his employment and 125,000 options granted upon signing his new employment agreement.

(2)	Paid in 2003 based on performance measurements established in January 2000 comparing the price of Paxar shares in relation to the S&P 600 Index for the period January 1, 2000 through December 31, 2002.

Option Grants in Last Fiscal Year

The following table gives more information on stock options granted to the Named Executive Officers during the last fiscal year. We granted a total of 1,012,800 stock options to all of our employees in the year ended December 31, 2002.

Individual Grants					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees	Base Price	Expiration
Name	Granted(#)	Fiscal Year	($/SH)	Date	5%	10%

Arthur Hershaft	87,400	8.63%	$16.125	1/31/2012	$939,704	$2,331,111
Paul J. Griswold	87,400	8.63%	$16.125	1/31/2012	$939,704	$2,331,111
Jack R. Plaxe	35,200	3.47%	$16.125	1/31/2012	$378,462	$938,846
James Wrigley	25,000	2.47%	$16.125	1/31/2012	$268,794	$666,794
Paul Chu	22,100	2.18%	$16.125	1/31/2012	$237,614	$589,446

Stock options granted under our 1997 Incentive Stock Option Plan and the 2000 Long-Term Performance and Incentive Plan provide for issuance of (a) incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (b) non-qualified stock options, and (c) stock appreciation rights, which may be granted in tandem with non-qualified stock options. Options were granted in 2002 under the 2000 Plan, under which stock options may be granted to our officers and other key employees for a maximum term of 10 years. The price per share of an incentive stock option may not be less than the fair market value of our common stock on the date the option is granted. Only options granted up to a fair market value of $100,000 worth of common stock (the value being determined as of the date of the grant) exercisable for the first time during any calendar year can qualify as incentive stock options under the Internal Revenue Code.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table shows the number and value of stock options that each of the Named Executive Officers exercised during the year ended December 31, 2002. It also shows the number of exercisable and unexercisable options each of those persons held at the end of 2002, as well as the amount he would have received had he exercised his options on December 31, 2002, the last day of the year on which the New York Stock Exchange was open. On that date, the last reported sales price of our common stock was $14.75.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/SARs
	Shares		Options/SARs at FY-End(1)		at FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur Hershaft	—	—	167,668	182,321	$484,507	$459,683
Paul J. Griswold	—	—	218,750	393,650	$1,103,344	$1,406,906
Jack Plaxe	—	—	131,281	63,950	$138,598	$140,183
James Wrigley	16,250	$66,742	15,000	52,500	$27,188	$133,230
Paul Chu	3,906	$45,427	35,063	42,725	$132,699	$99,923

(1)	The figures have been adjusted for stock splits effectuated in the form of stock dividends issued subsequent to the date of grant of such options.

Employment Contracts and Termination of Employment and Change of Control Arrangements

Arthur Hershaft’s Employment Agreement

Term and Duties. We entered into an Employment Agreement with Arthur Hershaft, our Chairman, on July 11, 2001, which superseded our 1986 Employment Agreement with Mr. Hershaft. The Agreement was effective as of January 1, 2001, and ends on December 31, 2005 (the “Agreed Retirement Date”). Under the Agreement, we employed Mr. Hershaft as our Chief Executive Officer until September 1, 2001, and thereafter as a senior executive officer reporting to our Board until his Agreed Retirement Date or his earlier retirement. Mr. Hershaft will also act as our Chairman until December 31, 2003, and continue as a Board member until December 31, 2010.

Compensation. Mr. Hershaft’s compensation under the Agreement consists of a base salary, incentive compensation, and stock options. Mr. Hershaft’s base salary, which was $535,000 during 2002 and will be $551,000 in 2003, may be increased from time to time by the Board and may be decreased provided that the base salaries of other executive officers are commensurately decreased. While Mr. Hershaft is our Chairman, his incentive compensation will be 75% of his base salary if we achieve 100% of our target criteria for payment of the incentive compensation; thereafter, his incentive compensation will be 50% of his base salary if we achieve 100% of our targets. Mr. Hershaft will be eligible to receive grants of stock options for service through 2003 in accordance with our policy for senior executive officers. Grants for service in 2004 and 2005 will be at the discretion of the Board. Mr. Hershaft is also entitled to receive benefits consistent with those of other executive officers while he is a senior executive officer.

Supplemental Retirement Benefit. We have agreed to pay Mr. Hershaft a supplemental retirement benefit (“SRB”) upon termination of his employment equal to 60% of his “Final

Average Compensation,” defined as the average of his highest three years’ compensation during the preceding five to seven years, depending on the date his employment terminates.

Upon his retirement, we will also provide Mr. Hershaft and his wife certain health insurance benefits, we will provide him with an administrative assistant and an office consistent with his position, duties and responsibilities, and his unvested stock options will immediately vest. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

Termination of Employment. If we terminate Mr. Hershaft’s employment without cause or he terminates his employment for good reason before the Agreed Retirement Date, we will continue to pay Mr. Hershaft’s base salary until the Agreed Retirement Date and will pay him annual incentive compensation as if we had achieved 100% of our targets for each year. All of Mr. Hershaft’s unvested options will become vested, and we will begin to pay his SRB immediately after the Agreed Retirement Date.

If Mr. Hershaft’s employment terminates before the Agreed Retirement Date due to his voluntary retirement or his death or total disability, we will begin to pay the SRB to him (or 50% of the SRB to his spouse in the case of his death), he will be entitled to receive his other retirement benefits upon termination of his employment, and his unvested stock options will immediately vest and be exercisable for the remainder of their term. If we terminate Mr. Hershaft’s employment for cause, we will begin to pay his SRB to him upon termination of his employment.

Change of Control. If, after a change of control, we (or our successor) terminate Mr. Hershaft’s employment without cause, or he terminates his employment for good reason, we will be required to pay him an additional lump sum termination payment. The payment will be equal to (1) 2.99 times the sum of his base salary plus incentive compensation payable at 100% of targets, minus (2) payments of his base salary and incentive compensation to be made for the balance of the term of this Agreement. In no event will we be required to pay more than $1.00 less than the amount that would trigger excise tax on a parachute payment under the Internal Revenue Code.

Restrictive Covenants. Mr. Hershaft has agreed that for five years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Paul Griswold’s Employment Agreement

Term and Duties. We entered into an Employment Agreement with Paul Griswold, our Chief Executive Officer, on October 5, 2001, which superseded our February 28, 2000 Employment Agreement with Mr. Griswold. The Agreement was effective retroactive to August 10, 2001, and ends on February 28, 2005. If neither party gives a notice of termination by February 28, 2005, the Agreement will continue until terminating on February 28, 2010 (the “Termination Date”).

Under the Agreement, we agreed to employ Mr. Griswold as our Chief Executive Officer. We have also agreed to nominate Mr. Griswold for election as a Director and to appoint Mr. Griswold as our Chairman on January 1, 2004, or upon Arthur Hershaft’s earlier retirement as our Chairman.

Compensation. Mr. Griswold’s compensation under the Agreement consists of a base salary, which was $540,000 in 2002 and will be $556,000 in 2003, incentive compensation, and stock options. Mr. Griswold’s base salary may be increased or decreased from time to time by the Board. Mr. Griswold’s incentive compensation will be 75% of his base salary if we achieve 100% of our target criteria for payment of the incentive compensation. Mr. Griswold received a grant of 125,000 options upon signing the Agreement and will be eligible to receive grants of stock options in accordance with our policy for senior executive officers. Mr. Griswold is also entitled to receive benefits consistent with those of other executive officers while he is a senior executive officer.

Supplemental Retirement Benefit. We have agreed to pay Mr. Griswold a supplemental retirement benefit (“SRB”), which vests upon completion of five years of employment (including periods for which Mr. Griswold is receiving payments as a result of our termination of his employment without cause or his termination of employment for good reason). Mr. Griswold’s SRB will be equal to 60% of the average of his highest three years’ compensation in the five years immediately preceding termination of his employment. We will begin paying the SRB to Mr. Griswold when he reaches age 65. Mr. Griswold may elect to have payments begin earlier than age 65 (but not earlier than age 55), subject to a 3% per year reduction in the percentage benefit. We have also agreed to pay Mr. Griswold’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. Mr. Griswold will not receive an SRB if we terminate his employment for cause or he terminates his employment without good reason before February 28, 2005.

Termination of Employment. If we terminate Mr. Griswold’s employment without cause or he terminates his employment for good reason, we will continue to pay Mr. Griswold’s base salary until February 28, 2005, or for two years after termination of his employment, if that date is later. The payments will terminate on his death and will be reduced by any compensation that he earns from other employment during that period. We will also continue to provide him with benefits through February 28, 2005, and his unvested stock options and SRB will immediately vest.

If we terminate Mr. Griswold’s employment without cause effective on or after February 28, 2005, we will continue to pay Mr. Griswold’s base salary for two years after the termination of his employment, but in no event after February 28, 2010. The severance payments will be reduced by the amount of compensation that he earns during such two-year period and by any payments of his SRB during that period.

If Mr. Griswold’s employment terminates due to his death or total disability, his unvested stock options will immediately vest and be exercisable for the remainder of their term. If we terminate Mr. Griswold’s employment for cause, we will have no obligation to make severance payments to him.

Change of Control. If, after a change of control, we (or our successor) terminate Mr. Griswold’s employment without cause, or he terminates his employment for good reason, we will be required to pay him an additional lump sum termination payment. The payment will be equal to (1) 2.99 times the sum of his base salary plus incentive compensation payable at 100% of targets, minus (2) payments of his base salary and incentive compensation to be made for the balance of the term of this Agreement. In no event will we be required to pay more than $1.00 less than the amount that would trigger excise tax on a parachute payment under the Internal Revenue Code.

Restrictive Covenants. Mr. Griswold has agreed that for three years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Jack Plaxe’s Change of Control Employment Agreement

On April 20, 1999, we entered into a Change of Control Employment Agreement with Jack Plaxe, Senior Vice President and Chief Financial Officer. The agreement provides that if there is a change of control of the Company, and we either terminate Mr. Plaxe’s employment without cause within three years after a change of control, or if he terminates his employment for good reason during that period, Mr. Plaxe will be entitled to not less than 2.99 times the sum of his annual base salary and the bonus that he would have earned assuming that we achieved 100% of the criteria for a bonus payment during the year of termination, continued health insurance benefits and outplacement services.

Compensation Committee Interlocks and Insider Participation

Members of the Executive Development and Compensation Committee have never served as our officers or employees or officers or employees of any of our subsidiaries. During the last fiscal year, none of our executive officers served on the Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or our Executive Development and Compensation Committee.

Report of the Executive Development and Compensation Committee (“the EDC Committee”) of the Board of Directors on Executive Compensation

Executive Compensation Philosophy. Paxar’s executive compensation philosophy emphasizes three guiding principles. First, we provide a competitive executive compensation package that enables us to attract, motivate and retain talented executives. Second, we base a major portion of each executive’s annual cash compensation on Paxar’s annual profitability or the annual profitability of the group or unit for which the executive is primarily responsible. Third, we align the financial interests of executives with long-term total shareholder return, particularly through stock options and performance awards based on stock. At its meeting on January 28, 2003, the Committee reviewed a report from an acknowledged leading executive compensation firm, analyzing and comparing competitive compensation levels and equity programs at comparable firms and in related industries. The Committee thoroughly evaluated the information in the report and the recommendations from management before reaching its concurrence on the executive compensation program for 2003.

The executive compensation program has three major components: base salaries, annual incentives, and long-term incentives.

Base Salaries. Executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. The base salaries of Arthur Hershaft and Paul J. Griswold are determined under the terms of their respective employment contracts with us, as discussed in the section captioned, “Employment Contracts and Termination of Employment and Change of Control Arrangements” beginning on page 15. Apart from any contractual commitments, we intend to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience and to place more emphasis on the incentive portion of executive compensation, thereby correlating compensation to performance. Normally, we review base salaries annually and determine increases based upon an executive officer’s contribution to corporate performance and competitive market conditions. Such reviews in 2002 and 2003 led us to approve the salary increases for Mr. Griswold and Mr. Hershaft set forth under “Compensation” at pages 15 and 17.

Annual Incentive Compensation. We have an annual incentive compensation program based upon corporate performance criteria in addition to the base salaries paid to executive officers. The measurement for senior corporate executives in 2002 was weighted 30% on sales growth, 30% on increasing Economic Profit (net operating profit after tax plus a cost-of-capital charge), 20% on personal business commitments and 20% on leadership. Actual achievement averaged 61% of target for the group as a whole and 67% for Arthur Hershaft and Paul Griswold. Members of the senior executive management team, including Messrs. Hershaft and Griswold, contributed to several major achievements in 2002, such as the launches of the Client Relations Management and Process Performance Improvement initiatives, the introduction of the marketing program, “From Concept to Checkout . . . We Make Your Sales Work(s),” completion of the acquisitions of Disenos de Coleccion in Mexico and NTP in Norway, and meeting earnings estimates in each of the four quarters. For 2003, the plan we adopted will measure senior corporate executives 30% on sales growth, 30% on Economic Profit, 20% on Earnings Per Share and 20% on discretionary factors.

Long-Term Incentives. For 2003 and the future, our Committee and the Board of Directors believe that the Paxar 2000 Long-Term Performance and Incentive Plan continues to provide an excellent vehicle for rewarding performance by our executives and retaining their services for the future, using both stock options and performance shares. The stock and stock-based awards made under the 2000 Plan are measured against various quantitative and qualitative targets and should qualify as “performance based” for compliance with Section 162(m) of the Internal Revenue Code, which otherwise limits deductibility of compensation. The stock option grants awarded to Mr. Griswold (see the table on page 14) were determined to be commensurate with option grants for similarly situated Chief Executive Officers. Performance Share Units awards for 2003 were approved at the Committee’s meeting on January 28, 2003 on a selected basis to a group of key executives. We issued 16,000 units to Arthur Hershaft and 16,000 units to Paul Griswold, payable based on the total shareholder return of Paxar’s common stock as compared to return of the performance of the S&P 600 Index for the period from January 1, 2003 through December 31, 2005.

Signed	Leo Benatar, Chairman
David L. Kolb
David E. McKinney

PERFORMANCE GRAPH

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the last five fiscal years, in the total shareholder return on our common stock compared with (a) the total return on the Russell 2000 Index and (b) the total return on the Standard & Poor’s SmallCap 600 Index. The Russell 2000 is a small capitalization index. The average market capitalization of companies included in the Russell 2000 is approximately $530 million. The S&P 600 is a capitalization-weighted index of 600 domestic stocks chosen for market size, liquidity and industry representation, initiated in 1994. In 2002, the average market capitalization of the 10 largest companies in the S&P 600 was $2.1 billion, and for the 10 smallest it was $57 million, with a weighted average market value of $832 million. We are one of the constituent companies of the S&P 600.

The following graph assumes that $100 had been invested in each of Paxar Corporation, the Russell 2000 and the S&P 600 on December 31, 1997.

5-YEAR CUMULATIVE TOTAL RETURN

COMPARISON AMONG PAXAR CORPORATION,
RUSSELL 2000, AND S&P 600 INDEX

TOTAL SHAREHOLDER RETURNS

ASSUMES $100 INVESTED ON DECEMBER 31, 1997

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31

The immediately preceding sections entitled “Report of the Executive Development and Compensation Committee” and “Performance Graph” do not constitute soliciting material for purposes of SEC Rule 14a-9, will not be deemed to have been filed with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing that we make with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 31, 2002, we acquired a 10% equity interest in Disc Graphics, Inc., a diversified manufacturer and printer of specialty paper board packaging, for $1,000,000. We have the option to acquire an additional 9% equity interest in Disc Graphics. At the same time, MSR I SBIC Partners, LLC (“MSR”) acquired a 40% interest in Disc Graphics. MSR is an affiliate of Main Street Resources, formally known as the Colt Capital Group. In July 2000, Arthur Hershaft became one of 75 subscribers to the $16,000,000 Colt Capital (now, MSR) SBIC Fund. On October 16, 2000, Mr. Hershaft paid $100,000 of his subscription amount of $250,000 to this fund. Our Board of Directors approved the Disc Graphics investment and believes there is no conflict of interest with Mr. Hershaft’s prior investment in the Colt Capital SBIC Fund.

On July 11, 2001, we entered into a Stock Repurchase Agreement with Arthur Hershaft, our Chairman. Under the Agreement,

Mr. Hershaft agreed that he would sell or otherwise transfer his Paxar common stock only as provided in the Agreement. The Agreement terminates on July 31, 2013, but Mr. Hershaft can terminate it at any time within six months after a change of control of Paxar.

Put Option. During any period of 12 consecutive months (a “Rolling 12-Month Period”), Mr. Hershaft will have the right to sell to us the sum of (i) approximately 400,000 shares of our common stock plus (ii) the number of shares, on a cumulative basis, that he had the right to sell to us in prior periods, but as to which he did not exercise his option to sell. However, he may not put more than approximately 800,000 shares to us during any 12-month period. In addition, if he exercises his right, he must sell us at least approximately 200,000 shares. Mr. Hershaft may exercise his right only during the two-week “window period” after release of our quarterly earnings. The purchase price for the shares will be equal to the average of the closing sale prices of our common stock on the New York Stock Exchange on the seven trading days immediately preceding the date on which he exercises his option.

Limitations. We will not be obligated to purchase shares from Mr. Hershaft if the total purchase price of the shares put plus all shares purchased during the preceding 12 months under the Agreement would exceed 25% of our cash flow for the four consecutive full fiscal quarters ended immediately before his exercise of the option. Cash flow is defined as earnings before interest, taxes, depreciation, and amortization, minus capital expenditures during the period. We are also not obligated to make such purchases if they would result in a breach of the covenants in our loan agreements or a violation of the New York Business Corporation Law or any other applicable statute or regulation.

Exceptions. Mr. Hershaft’s obligation to sell his shares to us under the Agreement as provided above is subject to the following exceptions:

•	Cash Flow, Covenant and Legal Limitations. If we are restricted from purchasing all shares Mr. Hershaft puts to us due to the cash flow, covenant or legal restrictions described above, then we will be obligated to purchase the maximum number of shares put to us without exceeding the limitation. The minimum put amount will not be effective.

•	Right of First Refusal. If Mr. Hershaft receives a bona fide offer to purchase his shares in a block from an unaffiliated third party, we will have the right to purchase such shares on the same terms for three business days. If we do not exercise that right, he will have the right to sell the shares to the third party on the same terms for 10 business days.

•	Sale of Option Shares. Mr. Hershaft will have the right to sell publicly any shares he subsequently acquires pursuant to the exercise of his stock options.

•	Gifts and Other Transfers. Mr. Hershaft may transfer his shares to a trust for the benefit of his family members without offering to sell them to us, provided that the trustees of the trust agree to be bound by the Agreement. He may also give up to a total of 100,000 shares to charitable institutions and family members during any Rolling 12-Month Period free from the restrictions of the Agreement.

•	Pledges. Mr. Hershaft has the right to pledge up to approximately 800,000 shares as collateral for loans from financial institutions, provided that the pledgee agrees to our right to purchase such shares under the Agreement before they are sold publicly. All pledged shares sold will be deemed shares put to us for purpose of determining the limitation on the number of shares Mr. Hershaft may put to us in future Rolling 12-Month Periods.

•	Sales by Mr. Hershaft’s Estate. Mr. Hershaft’s estate may put up to approximately 800,000 shares to us during the first 12 months after his death without being subject to the cash flow limitation described above. His estate may exercise the put option at any time, regardless of the window period. In addition, if the estate requires additional funds to pay estate taxes, we will have the right to purchase additional shares under the Agreement before they can be sold publicly.

•	Sales by Mr. Hershaft’s Beneficiaries. Any marital trust established by Mr. Hershaft’s will for the benefit of his surviving spouse will have the cumulative right to sell publicly one-half of the shares it receives in each of the first two years after distribution. Mr. Hershaft’s other beneficiaries will have the cumulative right to sell publicly one-third of the shares that they receive in each of the first three years after distribution. Sales by such marital trust and other beneficiaries will be subject to our right of first refusal to purchase them under the Agreement before they are sold publicly. All restrictions on sales by a marital trust will end two years after distribution and by other beneficiaries will end three years after distribution.

On August 7, 2002, we purchased 399,420 shares of our common stock at the price of $15.96 per share in accordance with the terms of the Stock Repurchase Agreement.

We entered into an Agreement with Victor Hershaft on October 31, 2001, which superseded his 1989 Employment Agreement. The Agreement provided for his continued employment as President, Paxar North America, through December 31, 2001, on which date Mr. Hershaft retired as an employee of Paxar. On December 31, 2001, his unvested stock options immediately vested and will remain exercisable throughout their remaining term. Mr. Hershaft is currently serving as a Director and has been nominated for election at the 2003 Annual Shareholders Meeting for a two-year term expiring in 2005.

Consulting Agreement. Under the Agreement, we have agreed to retain Mr. Hershaft as a consultant for two years at an annual fee equal to his 2001 base annual salary of $380,880. During the consulting period, Mr. Hershaft will also be entitled to participate in our medical and dental benefits plan and our life and disability insurance plan on the same basis as our senior executive officers. Mr. Hershaft is not required to devote more than ten hours per week to providing consulting services to us under the Agreement.

Supplemental Retirement Benefit. We have agreed to pay Mr. Hershaft a supplemental retirement benefit (“SRB”) equal to 60% of the average of his highest three years’ compensation from 1996 through 2001 when he reaches age 65. Pursuant to an option in the Agreement, Mr. Hershaft elected to have payments begin in 2002, subject to a 3% per year reduction in the percentage benefit. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of Paxar, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

Termination of Consultancy. If we terminate Mr. Hershaft’s services as a consultant without cause or he terminates his consultancy due to our material breach of the Agreement, we will continue to pay Mr. Hershaft’s consulting fee and provide him with benefits until December 31, 2003. The payments and benefits will terminate on his earlier death or total disability. If Mr. Hershaft’s services as a consultant terminate due to his death or total disability, if we terminate Mr. Hershaft’s consultancy for cause, or if he terminates his consultancy without cause, we will have no further obligation to pay consulting fees under the Agreement. Mr. Hershaft has agreed that for five years after termination of his consultancy, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

We have been leasing a plant in Sayre, Pennsylvania from Arthur Hershaft and other Hershaft family members, including heirs and estates, for 50 years. The lease expired at the end of 1998, and we continue to occupy and use the facilities at an annual rent of $108,000 while we try to negotiate a new lease agreement. Management has proposed to increase the rent to $120,000, retroactive to January 1, 2002 (approximately $3 per square foot), with termination provisions. We are awaiting approval from the owners and their representatives. The Audit Committee has reviewed the existing and proposed lease arrangements and has determined that the terms are no less favorable than terms obtainable from non-affiliated persons. The Audit Committee also concluded that this long-standing situation does not create any conflict of interest and is a reasonable exception to our Code of Business Conduct.

The law firm of Snow Becker Krauss P.C., of which Jack Becker is a principal, serves as our principal outside counsel.

We renewed our Directors and Officers Liability Insurance from St. Paul Mercury Insurance Company for the period from June 30, 2002 through June 30, 2003 at an aggregate annual premium of $251,700. The policy insures us and our Directors and officers in accordance with the indemnification provisions of the New York Business Corporation Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

PROPOSAL 2.      TO INCREASE THE SHARES AUTHORIZED FOR ISSUANCE UNDER THE PAXAR 2000 LONG-TERM PERFORMANCE AND INCENTIVE PLAN BY 3,000,000.

At the 2000 Annual Shareholders Meeting, the Shareholders approved the adoption of the Paxar 2000 Long-Term Performance and Incentive Plan (“the 2000 Plan”). Among other awards, the 2000 Plan permits the grant of stock options. Consistent with what we said in 2000 when proposing the 2000 Plan for adoption, competition for key employees continues to be very intense. We must be able to offer equity based awards in order to attract, retain, reward and provide incentives to executive employees with the skills that are critical to our success. When we submitted the 2000 Plan for Shareholder approval, we did not ask Shareholders to authorize any new shares for issuance. Instead, 2,533,200 shares available under prior stock option plans were transferred for use under the 2000 Plan. With the grants made since then and on January 30, 2003 (see New Plan Benefits Table, below), we will exhaust those shares. Therefore, we seek Shareholder approval for 3,000,000 additional shares to be issued under the 2000 Plan. We now expect to grant options at a rate of approximately 700,000 shares per year in the four-year period from January 1, 2003 through December 31, 2006. All other terms and conditions of the 2000 Plan continue unchanged. A description of the 2000 Plan was included in our 2000 Proxy Statement and the complete 2000 Plan was included as Exhibit B to the 2000 Proxy Statement. The description and the 2000 Plan are hereby incorporated in this Proxy Statement by reference. You may access our 2000 Proxy Statement at Paxar’s web site, www.paxar.com, by clicking on “Investor Relations,” “SEC Filings,” and on “04/04/00 Def 14A,” or you may write to our Secretary, Robert S. Stone, at the address on the front of this Proxy Statement and request a copy.

New Plan Benefits(1)

Paxar 2000 Long-Term Performance and Incentive Plan

	Aggregate
Name and Principal Position	Options Price	Number of Shares

Arthur Hershaft	$1,166,000	80,000
Chairman
Paul J. Griswold	$1,166,000	80,000
Chief Executive Officer
Jack R. Plaxe	$364,375	25,000
Senior Vice President and Chief Financial Officer
James Wrigley	$364,375	25,000
President, Europe, Middle East, Africa
Paul Chu	$364,375	25,000
President, Asia Pacific
Executive Group	$4,081,000	280,000
Non-Executive Director Group	$29,150	2,000
Non-Executive Officer Employee Group	$5,290,725	363,000

(1)	Stock options granted January 30, 2003 at $14.575, 10-year term, exercisable 25% on first four anniversaries of grant.

The following table sets forth, as of December 31, 2002, the number of shares that can be issued upon the exercise of options granted under our 1990 and 1997 Stock Option Plans and the 2000 Plan, the weighted average price of those options, and the number of shares available for grant. All of these stock option plans were approved by our Shareholders, and we do not maintain any such plan that has not been approved by Shareholders.

Equity Compensation Plan Information

Number of
securities
	Number of	Weighted-	remaining available
	securities to be	average exercise	for future issuance
	issued upon	price of	under equity
	exercise of	outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
	and rights	rights	in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders*	4,523,562	$12.1874	508,454

*	Does not include 712,000 shares available for issuance under the Paxar Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

INDEPENDENT ACCOUNTANTS

Our Board of Directors has adopted a plan, recommended by its Audit Committee, to change our independent auditing firm approximately every seven years. Arthur Andersen LLP had served in that capacity for more than seven years. Accordingly, in February, 2002, we informed Arthur Andersen LLP that its engagement as our independent public accountants to audit and certify our financial statements would be discontinued effective upon the completion of the audit of our December 31, 2001 financial statements. Arthur Andersen’s reports on our financial statements for the years ended December 31, 2001, 2000 and 1999, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal years ended December 31, 2001, 2000 and 1999, and through March 27, 2002, the date of the filing of the our 2001 Annual Report on Form 10-K, there were no disagreements between Arthur Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

The Report of the Audit Committee, see page 6, details the activities that culminated in the selection of PricewaterhouseCoopers LLP (“PwC”) as our new independent auditors. Representatives of PwC are expected to be present at the 2003 Annual Shareholders Meeting. PwC may make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Directors and officers and persons who own more than ten percent of any class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than ten percent of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of those reports we have received, or written representations that no other reports were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended December 31, 2002, except that Arthur Hershaft filed a late report on Form 5 in 2003 with respect to a February 15, 2002 gift of shares.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

If you wish to submit proposals for possible inclusion in the Proxy Statement intended for our 2004 Annual Meeting of Shareholders, we must receive them no later than December 1, 2003 in order for them to be included in the Proxy Statement and form of proxy relating to that Annual Meeting. Proposals should be mailed to Paxar Corporation, to the attention of our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604. In addition, nominations for Directors, and other business to be properly brought before the 2004 Annual Shareholders Meeting, must be received by February 14, 2004.

OUR ANNUAL REPORT ON FORM 10-K

If you own our common stock, you can obtain copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC, including the financial statements, without charge, by writing to Mr. Robert Powers, Vice President, Investor Relations, Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604. You can also access the 2002 Form 10-K on our website at www.paxar.com by clicking on “Investor Relations” and then on “SEC Filings”. The 10-K can also be found on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Robert S. Stone, Secretary

White Plains, New York

March 31, 2003

Exhibit A

Paxar Corporation

Corporate Governance Guidelines

Preamble

Paxar Corporation, through its Board of Directors, management and employees, and on behalf of its shareholders, is committed to the best practices of corporate governance. We have confidence in our existing Code of Business Ethics and the Charters of our standing committees: the Audit Committee, the Executive Development and Compensation Committee, and the Nominating and Corporate Governance Committee, and the independence of their members. We believe in the effectiveness of our financial policies and controls, the full disclosure of our financial results and business developments through the timely dissemination of press releases and the filing of Forms 10-K, 10-Q and 8-K with the Securities and Exchange Commission, and our quarterly conference calls to discuss financial results. All of these practices demonstrate Paxar’s acts, not just its words, of good corporate governance. In addition, we are taking the necessary steps to assure full compliance with the requirements of the Sarbannes-Oxley Act of 2002, the proposed New York Stock Exchange Corporate Accountability and Listing Standards, and all current laws, rules and regulations applicable to publicly owned corporations.

Our Nominating and Corporate Governance Committee developed the Corporate Governance Guidelines that follow and recommended their adoption to the Board of Directors, which approved and adopted them on January 30, 2003. The Board believes that these Guidelines set out the best practices of corporate governance as applicable to Paxar Corporation and its operations.

1. Director Qualifications

Independence. The Board will have a majority of directors who are independent. The Board will affirmatively determine which of its members are independent in accordance with criteria established by the New York Stock Exchange Corporate Governance Standards, and the Rules and Regulations of the Securities and Exchange Commission and such other criteria as the Board may deem relevant. The Board will disclose the basis for its determination annually in the Company’s proxy statement.

Qualifications of Members and Nominees. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include each member’s qualification as independent, as well as consideration of diversity, skills, and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee will select nominees for director in accordance with the policies and principles in its charter.

New Director Orientation. The Board and management will provide a complete orientation process for new directors that includes, among other things, background material on the Company and its industry, meetings with senior management, and, to the extent practical, visits to Company facilities.

Service on Other Boards. Directors are encouraged to limit the number of other public company boards on which they serve, taking into account requirements for preparation, participation and attendance for those boards as well as the director’s continuing effectiveness on the Company’s Board.

2. Director’s Responsibilities

Obligations to the Shareholders and the Company. The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, directors are entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Meeting Attendance and Preparation. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Separation of Offices of Chairman and CEO. The Board believes that the determination whether the offices of Chairman of the Board and Chief Executive Officer should be separated will be made on a case-by-case basis. As this issue is part of the succession planning process, it is in the best interests of the Company for the Board to make that determination.

Meetings of Non-Management Directors and Lead Director. The non-management directors will meet in executive session immediately after completion of each meeting of the Board and at such other times as they may determine. If the Chairman is not an independent director, the non-management directors will choose an independent director to act as the Lead Director, who will establish the agenda and preside at their meetings. The Company will disclose the name of the Lead Director in its annual proxy statement.

3. Standing Committees of the Board

The Board will have at all times an Audit Committee, an Executive Development and Compensation Committee, and a Nominating and Corporate Governance Committee. All of the members of these committees will be independent directors under the relevant criteria. The Board will appoint committee members upon recommendation of the Nominating and Corporate Governance Committee with consideration of the desires of individual directors.

4. Director Access to Officers, Employees and Independent Advisors

Members of the Board shall have ready access to the Company’s officers and employees. The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary at Company expense, without consulting or obtaining the approval of any officer of the Company in advance.

5. Director Compensation

The Nominating and Corporate Governance Committee will recommend the form and amount of director compensation in accordance with the policies and principles set forth in its charter, subject to review and approval by the full Board. It is the sense of the Board that a meaningful portion of a director’s compensation should be provided and held during the director’s tenure in the Company’s common stock or common stock units.

6. CEO Evaluation and Management Succession

CEO Evaluation. The Executive Development and Compensation Committee will conduct an annual review of the CEO’s performance and compensation, as set forth in its charter, and report its findings and recommendations to the Board.

Succession Planning. The entire Board will work with the Executive Development and Compensation Committee to nominate and evaluate potential successors to the CEO. The CEO will at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. The Chairman and CEO shall inform the Board of their recommendation of a person to serve as a successor or interim CEO should the current CEO die, become disabled or otherwise terminate his or her employment.

7. Annual Board Performance Evaluation

The Nominating and Corporate Governance Committee will conduct an annual evaluation of the Board to determine whether it and its committees are functioning effectively.

8. Periodic Review of Corporate Governance Guidelines

The Nominating and Corporate Governance Committee will periodically review these Corporate Governance Guidelines and recommend amendment to the Board as necessary or appropriate. The Company will post these Corporate Governance Guidelines on its web site and otherwise communicate its contents to the Company’s shareholders from time to time.

Adopted January 30, 2003

Exhibit B

Paxar Corporation
Audit Committee Charter

1.	MEMBERSHIP. The membership of the Audit Committee (the “Committee”) will consist of no less than three members of the Board of Directors, all of whom meet the applicable statutory and regulatory definitions of being independent from management. In addition, the members shall be financially literate, and the Chair of the Committee shall have accounting or related financial management expertise sufficient to meet the requirements applicable to that position.

2.	MEETINGS AND PURPOSE. The Committee shall meet with Paxar’s management and the independent auditor prior to the release and filing of annual and quarterly financial reports to review and approve such reports. Meetings shall also be held to review and approve the Audit Plan and annual fee submitted by Paxar’s independent auditor. Meetings also may be called by the Chair, or by a majority of members of the Committee, to fulfill the duties and responsibilities of the Committee set forth below. Meetings shall be held at mutually agreeable times and locations. Meetings may be held by conference telephone or similar methods by means of which all persons participating in the meeting can hear and speak to each other.

3.	DUTIES AND RESPONSIBILITIES. The Committee shall:

a.	Select a registered public accounting firm to be Paxar’s independent auditor.

b.	Review and approve the independent auditor’s annual Audit Plan, the scope of the Plan, and the Plan’s effectiveness after completion of the audit.

c.	Review and approve the annual and any other audit fees.

d.	Review with management and the independent auditor, upon completion of the annual audit, Paxar’s annual financial statements and related footnotes, the audit of the financial statements by the independent auditor and its report thereon, and any matters related to the conduct of the audit that are required to be communicated to the Committee under generally accepted accounting principles.

e.	Meet with the independent auditor, the internal audit function, and Paxar’s management, both individually and together, to discuss Paxar’s critical accounting policies, any disagreements with regard to those policies, and Paxar’s disclosure controls and procedures.

f.	Annually, obtain and approve a report from the independent auditor regarding its independence in all its relationships with Paxar.

g.	Review and pre-approve any non-audit services proposed to be provided by the independent auditor.

h.	Receive, process and resolve any and all complaints from whatever source regarding the Paxar’s accounting and auditing matters.

i.	Review and evaluate the effectiveness of Paxar’s financial management as well as Paxar’s internal audit function, which shall report directly to the Committee.

j.	Review and approve Paxar’s internal accounting controls and delegation of authority, as set forth in Paxar’s Financial Policies and Procedures Manual.

k.	Review management’s and the internal auditor’s quality control assessments of the effectiveness of the Paxar’s accounting policies and systems, and its disclosure controls and procedures.

l.	Report immediately to the Board of Directors all significant financial accounting and disclosure situations that may affect Paxar and report on the Committee’s actions at each meeting of the Board of Directors;

m.	Annually, review and approve:

(1)	The Company’s risk management plan,

(2)	The Paxar Code of Business Ethics and the adequacy of the certification program to obtain employee compliance with the Code, and

(3)	The status of Paxar’s environmental controls and compliance programs, and

n.	Review this Charter at least annually, and more often as events determine, and adopt appropriate revisions.

o.	Prepare and sign the annual Report of the Audit Committee required to be included in Paxar’s Annual Proxy Statement.

p.	Have the authority to retain, at its sole discretion and at Paxar’s expense, attorneys, accountants, and other service providers as necessary to carry out the Committee’s duties and responsibilities.

Adopted July 31, 1998

Amended November 16, 1999
Revised and Restated October 22, 2002

Exhibit C

Paxar Corporation
Executive Development and Compensation Committee

Charter

1.	MEMBERSHIP. The membership of the Executive Development and Compensation Committee (the “Committee”) will consist of no less than three members of the Board of Directors, all of whom meet the applicable statutory and regulatory definitions of being independent from management.

2.	MEETINGS AND PURPOSE. The Committee shall meet at least once each year to perform an evaluation of the performance of the Chief Executive Officer and any other corporate officers selected by the Committee for such a review and to approve the compensation plans for such executives. The Committee shall also meet to review and approve awards earned by executives under long and short term incentive plans, stock option plans and the like, and to review and approve management’s recommendations for the succeeding year’s awards. Meetings also may be called by the Chair, or by a majority of members of the Committee, to fulfill the duties and responsibilities of the Committee set forth below. Meetings shall be held at mutually agreeable times and locations. Meetings may be held by conference telephone or similar methods by means of which all persons participating in the meeting can hear and speak to each other.

3.	DUTIES AND RESPONSIBILITIES. The Committee shall:

a.	Establish long-term goals, measurements and incentives for the Chief Executive Officer and establish a compensation package commensurate with those goals and measurements based on the Company’s performance, the relative shareholder return, comparable awards at similar companies, awards granted to the Chief Executive Officer in prior years, and such other criteria as the Committee may develop from time to time.

b.	Review and approve, annually, the compensation of the Chief Executive Officer, other selected executives, and the cash and stock incentive awards to all executives.

c.	Establish a procedure for obtaining “feedback” from executives reporting to the Chief Executive Officer and from Board members on the performance of the Chief Executive Officer.

d.	Evaluate the performance of the Chief Executive Officer, at least annually, and advise the Chief Executive Officer of the Committee’s views through regular meetings with the Committee’s Chair and with the full Committee, as appropriate.

e.	Review and approve, annually, the Company’s succession plan for the Chief Executive Officer and the other key management and operating executives. Review development plans for other high potential candidates and meet with them personally, to the extent feasible to evaluate their capability for future executive positions.

f.	Review the Company’s organizational structure, from time to time, to ensure that the structure permits Paxar to take advantage of its best people and best operating environments, and thereby to achieve its goals by permitting and encouraging the development of high potential executives.

g.	Prepare and sign the annual Report on Executive Compensation required to be included in Paxar’s Annual Proxy Statement.

h.	Have the authority to retain, at its sole discretion and at Company expense, consultants with expertise in the areas of the Committee’s responsibilities.

Adopted October 24, 2002

Exhibit D

Paxar Corporation
Nominating and Corporate Governance Committee

Charter

1.	MEMBERSHIP. The Committee shall consist of not less than three members of the Board, each of whom shall be independent as determined by the Board in accordance with applicable New York Stock Exchange Corporate Governance Standards, the Rules and Regulations of the Securities and Exchange Commission and such other criteria as the Board may establish from time to time. The Board shall appoint the members of the Committee and may remove any member from the Committee, provided that a majority of the independent directors vote in favor of such appointment or removal.

2.	MEETINGS AND PURPOSE. The Committee will meet annually, within statutory and regulatory time requirements, to select nominees for election to the Board and to recommend such nominees to the Board at the next Annual Shareholders’ Meeting. The Committee shall also meet at least once during the period between Annual Shareholders’ Meetings to evaluate the performance of the Board of Directors, the Standing Committees of the Board, and each member of the Board. The Committee shall report the results of such evaluations to the Board, and the Board shall discuss the results at its next regularly scheduled meeting. The Chairman of the Committee or a majority of the members of the Committee may call additional meetings to fulfill the duties and responsibilities of the Committee as set forth herein. Meetings shall be held at mutually agreeable times and locations. Meetings may be held by conference telephone or similar methods by means of which all persons participating in the meeting can hear and speak to all other participants. The Board of Directors of Paxar Corporation has established the Nominating and Corporate Governance Committee to identify individuals who are qualified to become members of the Board and to evaluate their qualifications in light of the Board’s requirements for expertise, experience, and diversity;

•	recommend to the Board candidates for initial nomination for election to the Board and existing members of the Board for re-nomination for election to the Board;

•	make recommendations to the Board regarding the tenure and removal of directors; evaluate the performance of the Board and its members;

•	recommend, review, and, from time to time, suggest changes to the Company’s Corporate Governance Guidelines.

3.	DUTIES AND RESPONSIBILITIES. The Committee’s duties and responsibilities are to:

a.	Evaluate and recommend individuals for nomination for election to the Board. This responsibility includes working with the full Board to establish and periodically review criteria for Board membership, reviewing candidates’ qualifications, and evaluating any potential conflicts with the Company’s interests. The Committee shall carry out its responsibilities in consultation with the Chairman of the Board and the CEO.

b.	Determine that a person nominated to act as an independent director is “independent” in accordance with all criteria established by the New York Stock Exchange Corporate Govern-

ance Standards, the Rules and Regulations of the Securities and Exchange Commission, and such other criteria as the Committee or Board may establish from time to time. All nominees must be able to commit to attending all regularly scheduled meetings of the Board, meetings of any committee to which he or she is appointed, and the Annual Shareholders’ Meeting. The Committee believes that having directors with relevant and varied experience in business and industry, government, education and other areas is beneficial to the Board as a whole. In selecting nominees, the Committee shall consider the characteristics, experiences, perspectives and skills that will contribute to the success of the Company. Specific criteria include the following:

•	experience in Paxar’s industries or related industries, whether through direct involvement, consulting or academia;

•	expertise applicable to the responsibilities of one or more of the Standing Committees of the Board;

•	currently or formerly a senior officer of a publicly owned company;

•	experience in public accounting and auditing;

•	experience in international commerce;

•	experience in investment banking and finance.

c.	Identify, after consultation with the Chairman and CEO, as possible nominees for election to the Board, individuals from management or who otherwise do not qualify as “independent” under applicable rules, regulations and standards, provided that a majority of the Board qualifies as independent under all relevant rules, regulations and standards.

d.	Evaluate the Company’s Corporate Governance Guidelines and recommend any changes to the Board in light of, among other things, changes in the Company or its operations and any rules, regulations or standards applicable to the Company’s corporate governance.

e.	Conduct an annual evaluation of the performance of the Board, the Standing Committees of the Board, and the individual members of the Board. It shall review its evaluation with the Board and shall recommend any changes to the Board or any committee as may be appropriate to improve the performance of the Board and support the Company’s Corporate Governance Guidelines.

f.	Review, annually, the structure and membership of each Standing Committee and any other Committee that may be established by the Board.

g.	Survey annually compensation paid to board members of comparable companies. The Committee shall review the compensation of members of the Board to assure it is reasonable and competitive in light of such survey and shall recommend any appropriate changes in compensation to the Board.

h.	Review, evaluate and respond, in consultation with the Company’s General Counsel, to any shareholder proposals.

i.	Retain and terminate, on such terms as it may approve in its sole discretion and at Company expense, consultants with expertise in the Committee’s areas of responsibility, including executive search firms to assist the Committee in identifying prospective candidates to serve as directors.

Adopted January 29, 2003

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	To elect six Directors to serve for two-year terms.					FOR	AGAINST	ABSTAIN
		FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	2.	To increase the shares authorized for issuance under the Paxar 2000 Long-Term Performance and Incentive Plan by an additional 3,000,000 shares.	☐	☐	☐
		☐	☐
The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

					Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.
(Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH OR OTHERWISE STRIKE OUT HIS NAME BELOW)

Nominees:
01	Jack Becker	04	Victor Hershaft
02	Leo Benatar	05	David E. McKinney
03	Paul Griswold	06	James R. Painter

Signature	Signature	Date	, 2003
The signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name, and give title of signing officer.
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Vote by Internet or Telephone or Mail
 24 Hours a Day, 7 Days a Week

Internet and Telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/pxr

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR
Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.paxar.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PAXAR CORPORATION
ANNUAL MEETING OF SHAREHOLDERS

      The undersigned, a holder of common stock of Paxar Corporation, a New York corporation (“Paxar”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 31, 2003, and hereby appoints ARTHUR HERSHAFT, PAUL J. GRISWOLD and ROBERT S. STONE, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of Paxar held of record by the undersigned on March 20, 2003 at the Annual Meeting of Shareholders of Paxar, to be held on April 30, 2003 at 9:30 a.m., at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York 10017, and any adjournment or adjournments thereof, as follows:

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR THE ELECTION OF DIRECTORS, FOR THE ADOPTION OF PROPOSAL 2, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

(To be Signed on Reverse Side)
Address Change/Comments (Mark the corresponding box on the reverse side)

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